Exhibit 99.1

TALMER BANCORP, INC. REPURCHASES WARRANTS FROM WL ROSS FUNDS

TROY, Mich., February 18, 2015 /PRNewswire/ — On February 17, 2015, Talmer Bancorp, Inc. (“Talmer”) (Nasdaq: TLMR) repurchased an aggregate of 2,529,416 warrants to purchase shares of its Class A common stock issued to WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. (the “WL Ross Funds”).  The warrants were originally granted to the WL Ross Funds in 2010 and 2012 in connection with Talmer’s private offerings in which it raised capital to support the acquisition of various troubled institutions. The purchase price, determined utilizing the closing price of Talmer’s stock on February 17, 2015, is $8.30 per warrant share for the warrants issued by Talmer in 2010, $6.97 per warrant share for the warrants issued by Talmer in February 2012 and $7.10 per warrant share for the warrants issued by Talmer in December 2012, resulting in an aggregate purchase price of $19,892,462.

“As we have transitioned from a privately held institution focused primarily on acquiring troubled banks to a publicly held institution now focused on organic growth and strategic acquisitions, it is important for us to deploy our excess equity and simplify our capital structure.  This transaction is beneficial to our future diluted earnings per share as these warrants added 1.3 million shares to our average diluted common shares outstanding for the year ended December 31, 2014.  WL Ross is a great partner and shareholder, and we look forward to the continued service of their director representative, Denny Kim, on our board of directors,” stated David Provost, Talmer’s Chief Executive Officer.

Wilbur L. Ross Jr. added, “When Talmer approached us about the warrant repurchase, we agreed with Management’s rationale since the transaction allows the Company to efficiently deploy their excess capital while being accretive to diluted earnings per share. This sale does not reflect any change in our enthusiasm for Talmer and its Management team.”

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, operating through branches and lending offices in Michigan, Ohio, Illinois, Indiana, Maryland, and Nevada, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Information

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements include statements regarding the impact of the repurchase on Talmer’s capital structure.  These forward-looking statements are subject to risks, uncertainties and other factors, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in Talmer’s Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. All forward-looking statements speak only as of the date of this press release.

Talmer undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

Dennis Klaeser, Chief Financial Officer — Talmer Bancorp, Inc., (248) 649-2301

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